INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Pan-American Assurance Company Variable Life Separate Account on Form S-6 of our report dated May 25, 2001, on the statutory-basis financial statements of Pan-American Assurance Company appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche LLP
New Orleans, Louisiana
July 11, 2001